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                                                                    EXHIBIT 23.1

                 [LETTERHEAD OF HORWATH CHARTERED ACCOUNTANTS]

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Barbeques Galore Limited
327 Chisholm Road
AUBURN NSW 2144

AMENDMENT TO FORM F-1 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1993

We consent to the use in the above document of our audit report dated August 8, 1997 on the consolidated financial statements of Barbeques Galore Limited and subsidiaries incorporating consolidated balance sheets as of 30 June 1996 and 30 June, 1995 and consolidated statements of operations, shareholders' equity and cashflows for the years ended 30 June 1996, 30 June 1995 and 30 June 1994. We further consent to the reference to our firm as "Horwath Sydney Partnership" under the headings "Selected Consolidated Financial Data" and "Experts" in the document.

HORWATH
SYDNEY PARTNERSHIP

/s/ Horwath Sydney Partnership

October 24, 1997
Sydney, Australia